Exhibit 99.3

Nutritional Supplement Business of Irwin Naturals, Inc.

Abbreviated Statements of Revenue and Direct Expense

For the Six Months Ended June 30, 2025 and 2024

(Unaudited)

NUTRITIONAL SUPPLEMENT BUSINESS OF IRWIN NATURALS, INC.

ABBREVIATED STATEMENTS OF REVENUE AND DIRECT EXPENSE (UNAUDITED)

TABLE OF CONTENTS

Page

Statements of Revenue and Direct Expense (unaudited)	1

Notes to Statements of Revenue and Direct Expense (unaudited)	2

Nutritional Supplement Business of Irwin Naturals, Inc.

Abbreviated Statements of Revenue and Direct Expense

For the six months ended June 30, 2025 and 2024

(in thousands)

	For the six months ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Revenue, net	$33,403	$35,861
Cost of goods sold	21,482	23,839
Gross profit	11,921	12,022

OTHER DIRECT EXPENSE:
Selling, general and administrative	7,624	7,898
Advertising and marketing	243	301
Depreciation and amortization	44	68
EXCESS OF REVENUES OVER DIRECT EXPENSES	$4,010	$3,755

The accompanying notes are an integral part of these Abbreviated Statements of Revenue and Direct Expense.

Nutritional Supplement Business of Irwin Naturals, Inc.

Abbreviated Statements of Revenue and Direct Expense

For the six months ended June 30, 2025 and 2024

(in thousands)

1.	BACKGROUND

Irwin Naturals, Inc. (“Irwin”) is a provider of various dietary and wellness supplements for health-conscious consumers.

FitLife Brands, Inc. (“FitLife”) is a provider of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers.

On August 8, 2025, FitLife acquired substantially all of the assets and assumed certain liabilities of the Nutritional Supplement Business of Irwin, as previously approved by the U.S. Bankruptcy Court for the Central District of California. The purchase price to complete the acquisition was $42.5 million in cash. The transaction did not contain any earnouts or contingent consideration.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed statements of revenue and direct expense of Irwin (the “Abbreviated Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of FitLife’s compliance with the rules and regulations of the SEC under Rule 3-05 of Regulation S-X. FitLife received a waiver from the SEC to present Abbreviated Financial Statements in lieu of complete historical financial statements for Irwin. Historically, stand-alone financial statements related to the assets acquired from Irwin have not been prepared. The abbreviated statements of revenue and direct expense present only those revenues and expenses related to the acquired assets and assumed liabilities. The abbreviated statements of revenue and direct expense were derived from the historical accounting records of Irwin. The abbreviated statements of revenue and direct expense do not include interest expense as the debt that was held by Irwin was not assumed by FitLife, nor do they include any bankruptcy-related expense or income tax expense (benefit).

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the reported amount of net sales and expense recognized during the periods presented.

Those estimates and assumptions include estimates for credit losses of uncollectible accounts receivable, allowance for inventory obsolescence, product returns, the depreciable lives of property and equipment, and accruals for potential liabilities. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Nutritional Supplement Business of Irwin Naturals, Inc.

Abbreviated Statements of Revenue and Direct Expense

For the six months ended June 30, 2025 and 2024

(in thousands)

Revenue Recognition

Irwin's revenue is comprised of sales of nutritional supplements and wellness products to consumers.

Irwin accounts for revenue in accordance with FASB ASC 606. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which includes (1) identifying the contract(s) or agreement(s) with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Under ASC 606, revenue is recognized when performance obligations under the terms of a contract are satisfied, which occurs for Irwin upon shipment or delivery of products to our customers based on written sales terms. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring the products to a customer.

All products sold by Irwin are distinct individual products and consist of nutritional supplements and wellness products. The products are offered for sale solely as finished goods, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

Revenue reflects the consideration Irwin expects to be entitled through the sale of goods, after the application of the variable consideration constraint. Variable consideration primarily consists of estimates for sales allowances, damaged product, customer returns and sales incentives, which are based on management’s judgment, contractual provisions, and historical experience. The Company utilizes the expected value method to measure variable consideration and evaluates actual results against historical data on a periodic basis, adjusting sales allowances and returns accruals as appropriate.

Irwin disaggregates revenue into geographical regions, and has determined that disaggregating revenue by geography achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue is affected by economic factors.

Sales to customers in the U.S. were approximately 91% and 93% for the six months ended June 30, 2024 and 2023, respectively, with the balance of sales to customers primarily in Canada.

Customer and Vendor Concentration

Total sales to Customers A and B were 19% and 13%, respectively, of total revenue for the six months ended June 30, 2025. Total sales to Customers A and C were 15% and 11%, respectively, of total revenue for the six months ended June 30, 2024, respectively.

For the six months ended June 30, 2024 and 2023, one vendor accounted for more than 95% of the Company's inventory-related purchases.

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